SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549




                               FORM 8-K



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934



 Date of Report (Date of earliest event reported):  December 30, 1997




                    JMB INCOME PROPERTIES, LTD. - X
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        (Exact name of registrant as specified in its charter)




     Illinois                   0-12140                36-3235999
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(State or other)             (Commission           (IRS Employer
 Jurisdiction of             File Number)           Identification No.)
 Organization



         900 N. Michigan Avenue, Chicago, Illinois  60611-1575
         -----------------------------------------------------
                (Address of principal executive office)




  Registrant's telephone number, including area code:  (312) 915-1987
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                    40 BROAD STREET OFFICE BUILDING

                          New York, New York
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ITEM 5.  OTHER EVENTS.  On December 30, 1997, JMB - 40 Broad Street
Associates (the "Venture"), a joint venture between JMB Income Properties Limited Partnership - X (the "Partnership") and JMB Income Properties Limited Partnership - XII ("JMB-XII"), an affiliated partnership sponsored by the Managing General Partner of the Partnership, sold the land, building and related improvements commonly known as the 40 Broad Street Office Building (the "Property"), located in New York, New York. The purchaser, 40 Broad Delaware, Inc., a Delaware corporation, is not affiliated with the Partnership or its General Partners and the sale price was determined by arm's-length negotiations. The Property is an approximately 259,800 square foot office building and, as of the date of sale, was approximately 88% occupied.

     The sale price of the Property was $34,735,000 (before selling costs and prorations) and cash proceeds received from the sale, net of closing costs, was approximately $33,200,000, of which the Partnership's share was approximately $10,400,000. The Property was classified as held for sale as of July 1, 1997 and therefore has not been subject to continued depreciation from such date for financial reporting purposes. The Venture expects to recognize a gain of approximately $21,000,000 for financial reporting purposes (predominantly due to provisions for value impairment totaling approximately $52,000,000 recorded in 1990 and 1991) and a loss of approximately $9,700,000 for Federal income tax purposes in 1997, of which the Partnership's share is approximately $6,500,000 and $3,100,000, respectively. In addition, in connection with the sale of the Property, as is customary in such transactions, the Venture agreed to certain representations, warranties and covenants with a stipulated survival period that expires December 1, 1998. Although it is not expected, the Venture and the Partnership may ultimately have some liability under such representations, warranties and covenants, but the liability to the Venture has generally been limited in the sale agreement to actual damages in an amount not to exceed $1,500,000 in the aggregate.

     The terms of the JMB - 40 Broad Street Associates venture agreement generally provide that sale proceeds will be allocated or distributed as the case may be, 31.44% to the Partnership and 68.56% to JMB-XII.

     The Partnership Agreement provides that the General Partners shall receive as a distribution from the sale of a real property by the Partnership 3% of the selling price and any cumulative deferrals of their 10% distribution of disbursable cash, subject to certain limitations. Any remaining proceeds (net after expenses and retained working capital) will be distributed 85% to the Limited Partners and 15% to the General Partners. However, the Limited Partners shall receive 100% of such net sale proceeds until the Limited Partners (i) have received cash distributions of sale or refinancing proceeds in an amount equal to the Limited Partners' aggregate initial capital investment in the Partnership, and (ii) have received cumulative cash distributions from the Partnership's operations which, when combined with sale or refinancing proceeds previously distributed, equal a 10% annual return on the Limited Partners' average capital investment for each year (their initial capital investment as reduced by sale or refinancing proceeds previously distributed) commencing with the first fiscal quarter of 1984. As such preference to the Limited Partners has not been satisfied, no sale proceeds are due to the General Partners in connection with the sale of the 40 Broad Street Office Building.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a)   Financial Statements.  Not applicable.

     (b)   Pro Forma Financial Information.  Not applicable.

     (c)   Exhibits.

            10.1. Purchase agreement and certain exhibits thereto between JMB - 40 Broad Street Associates, an Illinois general partnership, and 40 Broad Delaware, Inc., a Delaware corporation, dated December 30, 1997.

                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                      JMB INCOME PROPERTIES, LTD. - X

                      BY:   JMB Realty Corporation
                            (Managing General Partner)



                            By:  GAILEN J. HULL
                                 Gailen J. Hull
                                 Senior Vice President
                                 Principal Accounting Officer












Dated:  March 3, 1998